Exhibit 99

Dollar General Corporation Reports Second Quarter 2014 Financial Results

  Net Sales Increased 7.5%; Same-Store Sales Increased 2.1%
  Diluted Earnings Per Share of $0.83
  Company Confirms Full Year Adjusted EPS Guidance; Updates Same-Store Sales Guidance

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 28, 2014--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2014 second quarter (13 weeks) ended August 1, 2014.

“Dollar General’s second quarter sales trends improved over the first quarter as we grew both customer traffic and average ticket for the 26th consecutive quarter,” said Rick Dreiling, Dollar General’s Chairman and Chief Executive Officer. “Our second quarter same-store sales began very strong with a year over year increase in May of more than 3.5 percent; however, this growth moderated as we moved through June and July given the competitive environment and a consumer who, although resilient in the face of economic uncertainty, remains cautious with her spending. As we enter the third quarter, we are seeing our sales momentum pick back up and expect that momentum to build as our initiatives gain traction with our customers. For the second half of the year, we are well positioned to serve our customers and provide them with the everyday low pricing they count on from us. We remain focused on driving our sales and profitability as we continue to forecast fiscal 2014 adjusted diluted EPS of $3.45 to $3.55 for the full year.

“In regards to our proposal to acquire Family Dollar, we remain firmly committed to the acquisition. The financial benefits of our offer to Family Dollar shareholders are indisputable, and the proposed combination would unlock tremendous value for Dollar General shareholders. We continue to believe the potential antitrust issues are manageable and that our transaction as proposed is both superior and achievable.”

Second Quarter Highlights

The Company’s net income was $251 million, or $0.83 per diluted share, in the 2014 second quarter, compared to net income of $245 million, or $0.75 per diluted share, in the 2013 second quarter. Adjusted net income, as defined under “Non-GAAP Disclosure” below, was $251 million, or $0.77 per diluted share, in the 2013 second quarter.

Net sales increased 7.5 percent to $4.72 billion in the 2014 second quarter compared to $4.39 billion in the 2013 second quarter. Same-store sales increased 2.1 percent, with increases in both customer traffic and average transaction value. The remainder of the sales increase was attributable to new stores, partially offset by sales from closed stores. Consumables sales continued to increase at a higher rate than non-consumables, with the most significant growth related to tobacco products, perishables and candy and snacks. The Company is pleased with the solid same-store sales growth in home products and apparel in the second quarter.

Gross profit, as a percentage of net sales, was 30.8 percent in the 2014 second quarter, a decrease of 53 basis points from the 2013 second quarter. The majority of the gross profit rate decrease was due to an increase in markdowns, primarily relating to increased promotional activities. In addition, consumables comprised a larger portion of net sales, primarily as a result of increased sales of lower margin consumables, including tobacco and perishable products. These factors were partially offset by higher initial markups on inventory purchases.

Selling, general and administrative expense (“SG&A”) as a percentage of net sales was 21.7 percent in the 2014 second quarter compared to 21.9 percent in the 2013 second quarter, a decrease of 21 basis points. The 2013 results included expenses of $8.5 million, or 19 basis points, relating to a legal settlement. Retail labor expense increased at a rate lower than the increase in sales and benefits costs declined, offset by increases in rent and advertising expenses.

The effective income tax rate was 38.1 percent for the 2014 second quarter compared to a rate of 37.4 percent for the 2013 second quarter.

26-Week Period Results

For the 26-week period ended August 1, 2014, net sales increased 7.2 percent over the comparable 2013 period to $9.25 billion. Same-store sales increased 1.8 percent. Increases in customer traffic and average transaction amount contributed to the increase in same-store sales. The remainder of the sales increase was attributable to new stores, partially offset by sales from closed stores.

Gross profit increased by 5.3 percent and, as a percentage of net sales, decreased by 54 basis points to 30.4 percent in the 2014 26-week period compared to the 2013 period. The majority of the gross profit rate decrease in the 2014 period as compared to the 2013 period was due to an increase in markdowns primarily due to increased promotional activity. In addition, consumables comprised a larger portion of net sales, primarily as a result of increased sales of lower margin consumables such as tobacco and perishable products. These factors were partially offset by higher initial markups on inventory purchases.

SG&A was 21.7 percent of net sales in the 2014 period compared to 21.6 percent in the 2013 period, an increase of 8 basis points. The 2013 results include expenses of $8.5 million, or 10 basis points as a percentage of net sales, for a legal settlement of a previously decertified collective action. Rent and utilities expenses contributed to the increase in SG&A as a percentage of net sales. Retail labor expense increased at a rate lower than our increase in sales, and workers’ compensation and general liability expenses declined in the 2014 period compared to the 2013 period.

Other (income) expenses in the 2013 26-week period included pretax losses of $18.9 million resulting from a refinancing and the related termination of senior secured credit facilities in the 2013 first quarter.

The effective income tax rate for the 2014 period was 38.0 percent compared to a rate of 37.4 percent for the 2013 period. Partially offsetting the tax rate increase associated with the expiration of federal jobs tax credits were benefits recognized in the 2014 period due to the favorable resolution of state tax examinations.

For the 26-week 2014 period, the Company reported net income of $474 million, or $1.54 per diluted share, compared to net income of $466 million, or $1.42 per diluted share, for the 2013 26-week period. Excluding the impact of certain items as described in the accompanying reconciliation, adjusted net income for the 2013 26-week period was $483 million, or $1.48 per diluted share.

Merchandise Inventories

As of August 1, 2014, total merchandise inventories, at cost, were $2.79 billion compared to $2.53 billion as of August 2, 2013, an increase of four percent on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 26-week period ended August 1, 2014 were $191 million, including: $66 million for improvements, upgrades, remodels and relocations of existing stores; $58 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $27 million for distribution and transportation-related capital expenditures; $21 million for information systems upgrades and technology-related projects; and $16 million for stores built by the Company. During the 26-week period, the Company opened 426 new stores and remodeled or relocated 585 stores, including approximately 250 limited scope (“life cycle”) remodels.

Share Repurchases

The Company has a share repurchase program with a total remaining authorization of approximately $223.4 million at August 27, 2014. No shares were repurchased in the 2014 second quarter. For the 2014 26-week period the Company repurchased 14.1 million shares of its common stock under the share repurchase program at a total cost of $800 million. Since the inception of the program in December 2011, the Company has repurchased 44.5 million shares totaling $2.3 billion. The Company has currently suspended its share repurchase program pending the outcome of its proposed transaction to acquire Family Dollar Stores, Inc.

Fiscal 2014 Financial Outlook

For the 2014 fiscal year, the Company expects total sales to increase 8.0 to 9.0 percent over the 2013 fiscal year, with same-store sales expected to increase 3.0 to 3.5 percent. Adjusted diluted EPS for the fiscal year is expected to be approximately $3.45 to $3.55. Guidance for adjusted diluted EPS does not include any expenses which may be incurred or reductions in the assumed share repurchases which may occur in connection with the Company’s proposal to acquire Family Dollar Stores, Inc. See non-GAAP disclosure regarding guidance below.

Capital expenditures are expected to be in the range of $450 million to $500 million in 2014. The Company plans to open approximately 700 new stores in 2014 and to relocate or remodel, using the Company’s traditional remodel criteria, approximately 500 stores. In addition, the Company plans to complete approximately 400 life cycle remodels.

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

Conference Call Information

The Company will hold a conference call on Thursday, August 28, 2014 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 82075505. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, September 11, 2014, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 82075505.

Non-GAAP Disclosure

Certain financial information relating to the fiscal 2013 periods provided in this press release and the accompanying tables has not been derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted earnings per share (“EPS”). Adjusted net income is defined as net income excluding specifically identified expenses, and adjusted EPS reflects adjusted net income divided by the weighted average number of diluted shares outstanding. In addition to historical results, guidance for fiscal 2014 adjusted diluted EPS is based on comparable adjustments and does not include any expenses which may be incurred or reductions in share repurchases which may occur in connection with the Company’s proposal to acquire Family Dollar Stores, Inc. At this time, the Company is not able to estimate the aggregate impact of these items on earnings in future periods. Accordingly, the Company is unable to provide a GAAP equivalent or reconciliation for its EPS guidance.

The Company believes that providing comparisons to net income and EPS, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance as these measures are more indicative of the Company’s operations and provide an additional relevant comparison of the Company’s performance across periods. Adjustments to net income and EPS in the 2013 second quarter include $8.5 million resulting from a legal settlement and the related tax effect. In addition, the 2013 26-week period includes $1.0 million relating to secondary offerings of the Company’s common stock and $18.9 million of debt refinancing costs, with each of these items adjusted for the impact of income taxes.

Reconciliations of these historical non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, excluding certain items.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Dreiling and statements set forth under the section entitled “Fiscal 2014 Financial Outlook”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable, or are based on various assumptions about certain plans, activities or events which we expect will or may occur in the future. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;
  failure to realize the results or developments the Company anticipates, including, without limitation, the expected synergies, earnings accretion or benefits from a potential transaction resulting from its proposal to acquire Family Dollar Stores, Inc. or, even if substantially realized, that they will not result in the consequences or affect the Company or its operations in the way the Company expects;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs, work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, as well as trade restrictions;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of legal proceedings, investigations or audits;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems;

  ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  a data security breach;
  deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;
  the Company’s debt levels and restrictions in its debt agreements;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,500 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 1,	August 2,	January 31,
	2014	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$172,474	$169,220	$505,566
Merchandise inventories	2,788,872	2,533,766	2,552,993
Income taxes receivable	4,237	7,894	-
Prepaid expenses and other current assets	175,048	153,863	147,048
Total current assets	3,140,631	2,864,743	3,205,607
Net property and equipment	2,106,963	2,244,651	2,080,305
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,203,904	1,212,821	1,207,645
Other assets, net	35,707	38,826	35,378
Total assets	$10,825,794	$10,699,630	$10,867,524

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$101,013	$25,927	$75,966
Accounts payable	1,395,780	1,254,856	1,286,484
Accrued expenses and other	427,269	412,854	368,578
Income taxes payable	23,922	17,980	59,148
Deferred income taxes	21,434	28,573	21,795
Total current liabilities	1,969,418	1,740,190	1,811,971
Long-term obligations	2,881,217	2,845,138	2,742,788
Deferred income taxes	582,883	647,780	614,026
Other liabilities	296,283	235,046	296,546
Total liabilities	5,729,801	5,468,154	5,465,331

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	265,458	283,120	277,424
Additional paid-in capital	3,027,985	2,998,785	3,009,226
Retained earnings	1,811,358	1,960,068	2,125,453
Accumulated other comprehensive loss	(8,808)	(10,497)	(9,910)
Total shareholders' equity	5,095,993	5,231,476	5,402,193
Total liabilities and shareholders' equity	$10,825,794	$10,699,630	$10,867,524

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	August 1,	% of Net	August 2,	% of Net
	2014	Sales	2013	Sales
Net sales	$4,724,039	100.00%	$4,394,651	100.00%
Cost of goods sold	3,268,465	69.19	3,017,361	68.66
Gross profit	1,455,574	30.81	1,377,290	31.34
Selling, general and administrative expenses	1,027,048	21.74	964,468	21.95
Operating profit	428,526	9.07	412,822	9.39
Interest expense	22,598	0.48	20,631	0.47
Income before income taxes	405,928	8.59	392,191	8.92
Income tax expense	154,668	3.27	146,716	3.34
Net income	$251,260	5.32%	$245,475	5.59%

Earnings per share:
Basic	$0.83		$0.76
Diluted	$0.83		$0.75
Weighted average shares outstanding:
Basic	303,015		324,770
Diluted	303,888		325,639

	For the 26 Weeks Ended
	August 1,	% of Net	August 2,	% of Net
	2014	Sales	2013	Sales
Net sales	$9,246,120	100.00%	$8,628,384	100.00%
Cost of goods sold	6,432,800	69.57	5,955,946	69.03
Gross profit	2,813,320	30.43	2,672,438	30.97
Selling, general and administrative expenses	2,005,086	21.69	1,864,616	21.61
Operating profit	808,234	8.74	807,822	9.36
Interest expense	44,865	0.49	45,147	0.52
Other (income) expense	-	-	18,871	0.22
Income before income taxes	763,369	8.26	743,804	8.62
Income tax expense	289,711	3.13	278,246	3.22
Net income	$473,658	5.12%	$465,558	5.40%

Earnings per share:
Basic	$1.55		$1.43
Diluted	$1.54		$1.42
Weighted average shares outstanding:
Basic	306,173		325,872
Diluted	307,091		326,886

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	August 1,	August 2,
	2014	2013
Cash flows from operating activities:
Net income	$473,658	$465,558
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	169,498	163,237
Deferred income taxes	(38,880)	5,163
Tax benefit of share-based awards	(10,994)	(23,717)
Loss on debt retirement, net	-	18,871
Non-cash share-based compensation	18,320	10,843
Other non-cash gains and losses	3,539	(176)
Change in operating assets and liabilities:
Merchandise inventories	(235,890)	(133,414)
Prepaid expenses and other current assets	(29,055)	(14,245)
Accounts payable	104,382	(10,855)
Accrued expenses and other liabilities	61,977	65,737
Income taxes	(28,469)	(61,584)
Other	(1,162)	(1,303)
Net cash provided by (used in) operating activities	486,924	484,115

Cash flows from investing activities:
Purchases of property and equipment	(191,414)	(308,526)
Proceeds from sales of property and equipment	692	258
Net cash provided by (used in) investing activities	(190,722)	(308,268)

Cash flows from financing activities:
Issuance of long-term obligations	-	2,297,177
Repayments of long-term obligations	(26,672)	(2,119,536)
Borrowings under revolving credit facilities	972,000	823,900
Repayments of borrowings under revolving credit facilities	(782,000)	(902,800)
Debt issuance costs	-	(15,996)
Payments for cash flow hedge related to debt issuance	-	(13,217)
Repurchases of common stock	(800,095)	(219,981)
Other equity transactions, net of employee taxes paid	(3,521)	(20,700)
Tax benefit of share-based awards	10,994	23,717
Net cash provided by (used in) financing activities	(629,294)	(147,436)

Net increase (decrease) in cash and cash equivalents	(333,092)	28,411
Cash and cash equivalents, beginning of period	505,566	140,809
Cash and cash equivalents, end of period	$172,474	$169,220

Supplemental cash flow information:
Cash paid for:
Interest	$41,672	$30,804
Income taxes	$359,450	$331,007
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$31,996	$43,251

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	August 1, 2014	August 2, 2013	% Change
Consumables	$3,576,189	$3,301,826	8.3%
Seasonal	593,596	575,891	3.1%
Home products	285,428	265,405	7.5%
Apparel	268,826	251,529	6.9%
Net sales	$4,724,039	$4,394,651	7.5%

	For the 26 Weeks Ended
	August 1, 2014	August 2, 2013	% Change
Consumables	$7,021,654	$6,496,732	8.1%
Seasonal	1,135,028	1,105,172	2.7%
Home products	569,025	531,216	7.1%
Apparel	520,413	495,264	5.1%
Net sales	$9,246,120	$8,628,384	7.2%

Store Activity

		For the 26 Weeks Ended
		August 1, 2014	August 2, 2013

Beginning store count		11,132	10,506
New store openings		426	375
Store closings		(23)	(15)
Net new stores		403	360
Ending store count		11,535	10,866
Total selling square footage (000's)		85,168	79,864
Growth rate (square footage)		6.6%	7.5%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
And Calculation of SG&A and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	August 1, 2014		August 2, 2013		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$4,724.0		$4,394.7		$329.4	7.5%

SG&A	$1,027.0	21.74%	$964.5	21.95%	$62.6	6.5%
Litigation settlement	-		(8.5)
SG&A, excluding certain items	$1,027.0	21.74%	$956.0	21.75%	$71.0	7.4%

Operating profit	$428.5	9.07%	$412.8	9.39%	$15.7	3.8%
Litigation settlement	-		8.5
Operating profit, excluding certain items	$428.5	9.07%	$421.3	9.59%	$7.2	1.7%

Net income	$251.3	5.32%	$245.5	5.59%	$5.8	2.4%
Litigation settlement	-		8.5
Total adjustments	-		8.5
Income tax effect of adjustments	-		(3.3)
Net adjustments	-		5.2
Adjusted net income	$251.3	5.32%	$250.7	5.70%	$0.6	0.2%

Diluted earnings per share:
As reported	$0.83		$0.75		$0.08	10.7%
Adjusted	$0.83		$0.77		$0.06	7.8%

Weighted average diluted shares	303.9		325.6

	For the 26 Weeks Ended
	August 1, 2014		August 2, 2013		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$9,246.1		$8,628.4		$617.7	7.2%

SG&A	$2,005.1	21.69%	$1,864.6	21.61%	$140.5	7.5%
Litigation settlement	-		(8.5)
Secondary offering expenses	-		(0.5)
Acceleration of equity-based compensation	-		(0.5)
SG&A, excluding certain items	$2,005.1	21.69%	$1,855.1	21.50%	$150.0	8.1%

Operating profit	$808.2	8.74%	$807.8	9.36%	$0.4	0.1%
Litigation settlement	-		8.5
Secondary offering expenses	-		0.5
Acceleration of equity-based compensation	-		0.5
Operating profit, excluding certain items	$808.2	8.74%	$817.3	9.47%	$(9.1)	(1.1)%

Net income	$473.7	5.12%	$465.6	5.40%	$8.1	1.7%
Litigation settlement	-		8.5
Secondary offering expenses	-		0.5
Acceleration of equity-based compensation	-		0.5
Debt refinancing costs	-		18.9
Total adjustments	-		28.4
Income tax effect of adjustments	-		(10.9)
Net adjustments	-		17.5
Adjusted net income	$473.7	5.12%	$483.1	5.60%	$(9.4)	(1.9)%

Diluted earnings per share:
As reported	$1.54		$1.42		$0.12	8.5%
Adjusted	$1.54		$1.48		$0.06	4.1%

Weighted average diluted shares	307.1		326.9

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210